EXHIBIT 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Senior Securities” and “Experts” and to the use of our reports dated (a) March 14, 2005, with respect to the consolidated financial statements, schedule, and consolidated financial highlights of American Capital Strategies, Ltd., and (b) May 25, 2005, with respect to the senior securities table of American Capital Strategies, Ltd., included in the Registration Statement (Form N-2 No. 333-                    ) and related Prospectus of American Capital Strategies, Ltd. dated May 26, 2005.

/s/    Ernst & Young LLP

May 25, 2005

McLean, Virginia